SCHEDULE 13D
CUSIP No. 428839 10 4	Page 1 of 1 Page

Exhibit 1

Joint Filing Agreement

                 The undersigned parties hereby agree to the joint filing of the Statement on Schedule 13D filed herewith, and any amendments hereto, relating to the Class A Common Shares, $1.00 par value, of Hickok Incorporated with the Securities and Exchange Commission pursuant to Rule 13d-1(k).  The undersigned parties hereby acknowledge that each shall be responsible for the timely filing of any such amendments, and for the completeness and accuracy of the information concerning such person contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making this filing, unless such person knows or has reason to believe that such information is inaccurate.

                 This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Date:	December 26, 2006

	/s/ Robert E. Robotti		/s/ Kenneth R. Wasiak

	Robert E. Robotti		Kenneth R. Wasiak

Ravenswood Management Company, L.L.C.		The Ravenswood Investment Company, L.P.

By:	/s/ Robert E. Robotti	By:	Ravenswood Management Company, L.L.C.

	Name: Robert E. Robotti		Its General Partner
Title: Managing Member

		By:	/s/ Robert E. Robotti

Name: Robert E. Robotti
Title: Managing Member